SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(A) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: PAN-AMERICAN ASSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT

Address of Principal Business Office:
         601 Poydras Street
         New Orleans, Louisiana 70130

Telephone Number: (506) 566-3317

Name and Address of Agent for Service of Process:
         --------------------
         Pan-American Assurance Company
         Pan-American Life Center
         601 Poydras Street
         New Orleans, Louisiana 70130
        (506) 566-1300

Check Appropriate Box:

Registrant is filing a  Registration  pursuant to Section 8(b) of the Investment


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Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New Orleans and State of Louisiana on the 6th day of February, 2001.

                                SIGNATURE: PAN-AMERICAN ASSURANCE COMPANY
                                           VARIABLE LIFE SEPARATE ACCOUNT
                                               Registrant

                                       By: Pan-American Assurance Company

                                     By: /s/   Jan S. Jobe
                                           -----------------------------------
ATTEST: /s/ William T. Steen
        ------------------------
                 Name

          Senior Vice President
    General Counsel & Corporate Secretary
        ------------------------
                 Title